EXHIBIT 3.7



                           CERTIFICATE OF DESIGNATIONS

                                       OF

                     SERIES C 8% CONVERTIBLE PREFERRED STOCK

                                       OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                     (Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware)



     EDUCATIONAL VIDEO CONFERENCING, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by Article FOURTH of the Certificate of Incorporation of the Corporation as amended (the "Certificate of Incorporation") and Section 151 of the Delaware General Corporation Law, the Board has duly adopted the following resolutions, which are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Corporation's By-Laws.

     RESOLVED, that the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, a series of Preferred Stock, as follows:

     1. Definitions. Whenever used in this Certificate of Designations, the terms defined in this Section 1 have the following respective meanings:

     "Automatic Conversion Date" means the 90th day (or the first Business Day thereafter if not a business Day) after the effective date of the registration statement initially registering for resale under the Securities Act the shares of Common Stock issuable in respect of the conversion of Series C Preferred or in payment of dividends thereon and upon exercise of the Warrants.

     "Automatic Conversion Price" means the higher of the Optional Conversion Price, as adjusted, and 80% of the average of the closing bid prices of the Common Stock as reported on NASDAQ for the ten consecutive trading days ending on the Automatic Conversion Date.

     "Board" means the Board of Directors of the Corporation.

     "Business Day" means a day other than Saturday, Sunday, or any day on which banks located in the State of New York are authorized or obligated to close.

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     "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation as amended prior to or following the filing in Delaware of this Certificate of Designations.

     "Common Stock" means shares of common stock, par value $.0001 per share, of the Corporation.

     "Conversion Notice" is defined in Section 6(b).

     "Corporation" means Educational Video Conferencing, Inc., a Delaware corporation.

     "Current Market Price" means the average closing bid price as reported on NASDAQ for the period of ten consecutive Trading Days ending on the date of determination; provided, however, if the Common Stock is not listed or admitted to trading on NASDAQ, as reported on the principal national security exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or if not, quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be; or, if not listed or admitted for trading on any national securities exchange or quoted in the over-the-counter market, the Fair Value on such date.

     "Dividend Payment Due Date" means the first Business Day after the date all cumulative dividends required to be paid in cash on the Series B Preferred outstanding shall have been paid in full.

     "Dividend Period" for each share of Series C Preferred means the period beginning from its Issue Date and ending the date it is converted into Common Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Value" shall mean as determined in good faith jointly by the Corporation and the Holder; provided however, that if such parties are unable to reach agreement within a reasonable period of time, the Fair Value shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and the Holder or, if that selection cannot be made within ten days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules; and, provided further, that the Corporation shall pay all of the fees and expenses of any third parties incurred in connection with determining the Fair Value.

     "Holder" means a Person to whom or which the Series C Preferred is originally issued, or any Person or Persons to whom the Series C Preferred is subsequently transferred on the books of the Corporation in accordance with the provisions hereof.

     "Issue Date" means, as to any share of Series C Preferred, the date it is originally issued by the Corporation.

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     "Junior Securities" means all capital stock of the Corporation other than
Series B Preferred and Series C Preferred.

     "NASDAQ" means the NASDAQ SmallCap Market or the NASDAQ National Market, as applicable.

     "Optional Conversion Date" is defined in Section 6 (c).

     "Optional Conversion Price" means (i) initially, $1.52 and (ii) $2.00, on and after the date the Corporation publicly announces its results of operations for its fiscal quarter ending March 31, 2002, provided the Corporation's profit from continuing operations for such fiscal quarter is at least $.075 per share of Common Stock outstanding, determined by using the average number of shares of Common Stock outstanding during such quarter. References to the Optional Conversion Price mean as adjusted pursuant to Sections 9 and 10.

     "Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

     "Series B Preferred" means the shares of Series B 7% Convertible Preferred Stock of the Corporation.

     "Series C Preferred" means the Series C 8% Convertible Preferred Stock created by this Certificate of Designations.

     "Stated Value" is defined in Section 2.

     "Trading Day" means any day on which (a) purchases and sales of securities authorized for quotation on NASDAQ are reported thereon, (b) no event which results in a material suspension or limitation of trading on the Common Stock on NASDAQ has occurred and (c) at least one bid for the trading of Common Stock is reported on NASDAQ. For the purposes of this definition only, references to NASDAQ mean the applicable over-the-counter market or national securities exchange referred to in the definition of Current Market Price.

     "Warrants" means the Common Stock Purchase Warrants issued to the Holders of Series C Preferred by the Corporation in connection with their purchase of Series C Preferred shares.

     2. Designation; Amount; Stated Value. From the Corporation's 1,000,000 authorized shares of Preferred Stock, par value $.0001 per share, 20,000 shares are hereby designated Series C 8% Convertible Preferred Stock, with the rights, preferences, privileges and restrictions specified herein. Each share of Series C Preferred shall have a stated value of $100 (the "Stated Value") and all shares of Series C Preferred shall have an aggregate stated value of $2,000,000.

     3. Rank. The Series C Preferred shall rank junior as to dividends, liquidation and voting rights, if any, to the Series B Preferred and senior as to dividends, liquidation and voting rights, if any, to all other capital stock of the Corporation.

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     4. Dividends.

     (a) For the Dividend Period, the Holders of the Series C Preferred shall be entitled to receive dividends, as and when declared by the Board, out of funds legally available therefor, at a rate per annum equal to 8% of the Stated Value. Dividends shall be payable on the Dividend Payment Due Date and the obligation to make such payment shall be evidenced by the Corporation's promissory note that is substantially in the form attached as an exhibit to the Confidential Accredited Investor Memorandum, as amended and supplemented, relating to the Corporation's offering of the Series C Preferred.

     (b) The Corporation, at its sole option, may pay dividends wholly or partly in cash or shares of Common Stock. The number of shares of Common Stock paid as a dividend will be calculated by dividing the dividend amount allocated by the Corporation for such payment by the average closing bid price of the Common Stock as reported by NASDAQ for the ten consecutive Trading Days immediately prior to the applicable Conversion Date. The Common Stock issuable in payment of any dividend on the Series C Preferred shall be issued on the Dividend Payment Date.

     5. Liquidation Preference. In the event of a (i) liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or (ii) merger or consolidation of the Corporation with another entity (where the Corporation is not the survivor) or (iii) sale or other disposition (which shall not be deemed to include a mortgage, pledge or other lien or encumbrance) of all or substantially all of the assets of the Corporation in one or more related transactions, after payment in full of the liquidation preference of the Series B Preferred but before any payment shall be made or any assets distributed to the holders of any Junior Securities, the holders of the Series C Preferred shall be entitled to receive ratably in full, out of lawfully available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount in cash per outstanding share of Series C Preferred equal to the sum of 100% of the Stated Value and all dividends (whether or not declared) accrued and unpaid thereon, as of the date of final distribution to such Holders or the date of consummation of the event specified in clauses (ii) and (iii) of this Section 5. If the amount available for such payment to the holders of Series C Preferred shall not be sufficient to pay in full the amounts payable on the Series C Preferred, the Holders shall share in the distribution of the amount available in proportion to the respective preferential amounts to which each is entitled.

     6. Voting Rights. The Series C Preferred shall have no voting rights, except as required by the Delaware General Corporation Law.

     7. Optional Conversion.

     (a) At any time prior to the Automatic Conversion Date, shares of Series C Preferred shall be convertible, in whole or in part, at the option of the Holder, into the number of fully paid and non-assessable shares of the Common Stock as equals the quotient of the aggregate Stated Value of Series C Preferred duly surrendered for conversion divided by the Optional Conversion Price.

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     (b) In order to exercise the optional conversion rights set forth herein, a
Holder of Series C Preferred shall surrender the certificate(s) representing such shares, duly endorsed to the Corporation or in blank, at the principal office of the Corporation or the Corporation's transfer agent for its Common Stock, or at such other office as the Corporation may designate, and shall give written notice to the Corporation, that states such Holder elects to convert the Series C Preferred or a specified portion thereof, and sets forth the name or names in which the certificate(s) for shares of Common Stock are to be issued (the "Conversion Notice"); provided, however, that nothing in this Certificate of Designations shall be deemed to permit any Holder of Series C Preferred to designate another person to be the holder of Common Stock issuable upon conversion of the Series C Preferred if the issuance to such other person would violate federal or state securities laws. Within ten Business Days after receipt of the Conversion Notice, surrender of the certificate(s) (or if such certificate(s) cannot be found, an affidavit of loss and indemnity in customary form) representing the Series C Preferred and payment by the Holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver
(i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified in the Conversion Notice, subject to any such restrictions on transferability and (ii) a check or checks in payment for any fractional shares pursuant to Section 12 and the Corporation's promissory note referred to in
Section 4 (a) for any accrued dividends as of the Optional Conversion Date. The Corporation shall cancel the certificate(s) for Series C Preferred upon the surrender thereof and shall execute and deliver a new certificate for Series C Preferred representing the balance, if any, of the number of shares evidenced by such certificate(s) not so converted. Each Conversion Notice shall constitute a contract between the holder of shares of Series C Preferred and the Corporation whereby the holder of such shares shall be deemed to subscribe for the amount of Common Stock which such holder shall be entitled to receive upon such conversion and whereby the Corporation shall be deemed to agree that the surrender of the certificate(s) therefor and the payment of any applicable transfer or similar taxes shall constitute full payment of such subscription for Common Stock to be issued upon such conversion.

     (c) An optional conversion of the Series C Preferred shall be deemed to have been effected at the close of business on the date on which the Conversion Notice shall have been received by the Corporation, the certificate or certificates for Series C Preferred shall have been surrendered as provided above and the Corporation shall have received payment of any applicable transfer taxes (the "Optional Conversion Date"). On the Optional Conversion Date, the Holder thereof shall cease to be a stockholder with respect to the Series C Preferred then being converted and all rights whatsoever with respect to such shares shall terminate (except the rights of the holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued dividends, and the Person(s) in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby for all purposes.

     8. Automatic Conversion.

     (a) On the Automatic conversion Date, each share of Series C Preferred outstanding shall be automatically converted into the number of fully paid and non-assessable shares of Common Stock as equals the quotient of the aggregate State Value of such share divided by the Automatic Conversion Price.

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     (b) At the opening of business on the Automatic Conversion Date, each
Holder of Series C Preferred shall cease to be a stockholder with respect thereto and all rights whatsoever with respect to such shares shall terminate (except the rights of the Holder to receive shares of Common Stock and cash in respect of fractional shares and to receive accrued dividends) and the Person(s) in whose name any certificate(s) for Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares represented thereby for all purposes. Within five Business Days after receipt by the Corporation of a Holder's certificate(s) (or if such certificate(s) cannot be found, an affidavit of loss and indemnity in customary form) representing the Series C Preferred converted pursuant to this Section 8 and payment by the Holder of any applicable transfer or similar taxes, the Corporation shall issue and deliver (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, in the name or names and to the address or addresses specified by the Holder, subject to compliance with applicable federal and state securities laws, and (ii) a check in payment for any fractional shares pursuant to Section 12, and any accrued and unpaid dividends.

     9. Adjustment of Optional Conversion Price.

     (a) In the event the Corporation (i) declares any dividend on the Common Stock in shares of its capital stock, (ii) subdivides the outstanding shares of the Common Stock into a larger number of shares, (iii) combines the outstanding shares of the Common Stock into a smaller number of shares, (iv) issues by reclassification of the Common Stock any shares of its capital stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Optional Conversion Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the record holder of any shares of Series C Preferred converted after such date shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Series C Preferred been converted immediately prior to such date. Such adjustment shall be made successively whenever any event listed above shall occur. If, as a result of an adjustment made hereunder, the holder of any shares of Series C Preferred shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board shall determine the allocation of the adjusted Optional Conversion Price between shares of such classes of capital stock or shares of Common Stock and other capital stock.

     (b) After each adjustment of the Optional Conversion Price pursuant to this
Section 9, the Corporation shall promptly prepare a certificate signed by the Chief Financial Offer of the Corporation setting forth the Optional Conversion Price as so adjusted, and a brief statement of the facts accounting for such adjustment. The Corporation shall promptly cause a brief summary thereof to be sent by ordinary first class mail to each record holder of Series C Preferred at such holder's last address as it shall appear on the registry books of the Corporation or its transfer agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Corporation failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of the Chief Financial Officer of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts and stated therein.

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     (c) Any determination as to whether an adjustment in the Optional
Conversion Price in effect is required pursuant to this Section 9, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Series C Preferred and the Corporation if made in good faith by the Board.

     10. Mergers, Consolidations, etc. In case of any consolidation or merger of the Corporation in which the Corporation is not the continuing corporation or in case of any sale or conveyance to another entity or person of all or substantially all the assets of the Corporation, then as a condition of such consolidation, merger, sale or conveyance, the Corporation or its successor or the purchaser, as the case may be, shall make lawful and adequate provision whereby each holder of Series C Preferred then outstanding shall have the right thereafter to receive on conversion of the Series C Preferred the kind and amount of stock and other securities and property that would have been receivable by a holder of Series C Preferred if it had been converted immediately prior to such consolidation, merger, sale or conveyance, and shall execute an instrument so providing. Such instrument shall include provisions for adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10.

     11. Reservation of Shares; Payment of Taxes.

     (a) The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of the Series C Preferred, 100% of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series C Preferred. The Corporation covenants that all shares of Common Stock which shall be issuable upon conversion of the Series C Preferred shall, at the time of delivery, be duly and validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

     (b) The Corporation shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the original issuance (but not the subsequent transfer) of the Series C Preferred, or the issuance or delivery of any shares of Common Stock upon conversion of the Series C Preferred; provided, however, if shares of Common Stock are to be delivered in a name other than the name of the Holder of the certificate representing any Series C Preferred being converted, then no such delivery shall be made unless the person requesting the same has paid to the Corporation the amount of transfer taxes or charges incident thereto, if any.

     12. No Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon any conversion of Series C Preferred but shall pay in lieu thereof an amount in cash equal to the same fraction of the Current Market Price on the Optional Conversion Date or Automatic Conversion Date, as the case may be.

     13. Notices. Except as otherwise provided herein, all notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given when delivered in person (including by Federal Express or similar service), receipt confirmed, or sent by telecopier, receipt confirmed, addressed as follows:

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     (a) if to the Corporation, at the address or telecopier number of its principal executive offices;

     (b) if to the Holder of Series C Preferred, to it at such address or telecopier number as shall have been furnished to the Corporation in writing by such Holder;

     (c) or, in any case, at such other address or telecopier number as shall have been furnished in writing to the Corporation (in the case of a holder of Series C Preferred) or to the Holders of Series C Preferred (in the case of the Corporation) in accordance with the provisions of this Section.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officer on November 28, 2001.



                                   EDUCATIONAL VIDEO CONFERENCING, INC.



                                   By:  /s/ Dr. Arol I. Buntzman
                                        ______________________________
                                        Dr. Arol I. Buntzman
                                        Chairman and Chief Executive Officer



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